Exhibit 10.31

FIRST AMENDMENT TO PERSONAL SERVICE AND EMPLOYMENT AGREEMENT

This First Amendment to Personal Service and Employment Agreement (“the Agreement”) is made and entered into effective as of March 14, 2006 (“Execution Date”), by and between LANDRY’S RESTAURANTS, INC., a Delaware Corporation (“The Company”) and Tilman J. Fertitta, an individual, (“Fertitta”).

WHEREAS, on or about January 1, 2003, the Company and Fertitta entered into a Personal Service and Employment Agreement (“Employment Agreement”); and

WHEREAS, the term of the Employment Agreement was for five years; and

WHEREAS, the Company agreed during the term to grant to Fertitta stock options in an amount no less than what Fertitta received in stock options granted for the three fiscal years prior to 2003 at a price equal to the fair market value of the common stock of the Company at the time of the grant; and

WHEREAS, the total number of stock options granted to Fertitta for the three fiscal years prior to 2003 was 800,000 stock options; and

WHEREAS, the Company issued to Fertitta in 2004, 250,000 stock options; and

WHEREAS, the Company owes to Fertitta at least 550,000 stock options under the terms of the Employment Agreement; and

WHEREAS, the Compensation Committee (“Committee”) of the Board of Directors of the Company has determined that it is in the Company’s best interest to issue to key employees of the Company restricted stock grants in lieu of stock options; and

WHEREAS, the Committee retained a compensation consultant to advise the Committee concerning the number of shares of restricted stock in the Company that are equivalent to a stock option grant owed to a key employee (“the Exchange Ratio”); and

WHEREAS, the compensation consultant issued an opinion that the Exchange Ratio should be .5 shares of restricted stock for every 1 stock option owed by the Company;

WHEREAS, based upon the recommendation of the compensation consultant, which was adopted by the Committee and the Board of Directors of the Company, the Company desires to issue to Fertitta 275,000 shares of restricted stock in the Company in lieu of its obligation to issue 550,000 stock options;

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	The Company’s obligation to issue to Fertitta 550,000 stock options under the Employment Agreement is hereby terminated.

2.

The Company agrees to grant restricted stock to Fertitta in the amount of 275,000 shares, to be issued on or within ten days from the Execution Date of this Agreement in accordance with the terms of the Restricted Stock Grant Agreement executed of even date herewith. The restricted shares shall vest seven years from the date of the grant. All shares issuable to Fertitta upon vesting shall be registered pursuant to applicable federal securities laws.

3.	Except as provided hereinabove, all other terms of the Employment Agreement by and between the Company and Fertitta shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set out above.

LANDRY’S RESTAURANTS, INC.

By:	/s/ Joe Max Taylor
Joe Max Taylor Chairman Compensation Committee

Employee:	/s/ Tilman J. Fertitta
Tilman J. Fertitta